Exhibit 99.1

           Beverly Sells 21 Skilled Nursing Facilities In Western U.S.

    FORT SMITH, Ark.--(BUSINESS WIRE)--Dec. 1, 2003--Beverly Enterprises, Inc. (NYSE: BEV) today announced the sale of 21 skilled nursing facilities in California, Washington and Arizona. The sale reflects Beverly's continuing commitment to strengthen its portfolio of skilled nursing facilities, significantly reduce its total projected patient care liability costs and strategically align its operations.
    The facilities - which were expected to generate about $100 million in revenue in 2003 - were sold to Heritage Management, Inc., a Salt Lake City-based privately held operator of skilled nursing facilities. The sale price is not being disclosed, and net cash proceeds will be used primarily to further reduce Beverly's debt. Beverly expects to record a gain on the sale during the fourth quarter of 2003. JP Morgan acted as the exclusive financial advisor to Beverly in this transaction.
    "Ten of these facilities were divested as part of our strategy to significantly reduce patient care liability costs, and during 2003 these operations were expected to account for nearly two percent of the projected total," said William R. Floyd, Beverly Chairman and Chief Executive Officer. "We sold the other 11 facilities as part of our continuing efforts to strategically concentrate our skilled nursing portfolio in markets that maximize the potential for profitable growth and minimize geographic span-of-control challenges. All of these facilities are covered - at no additional premium cost - by the incremental patient care liability insurance we purchased in June 2003."
    A total of 73 eldercare operations have been divested during 2003. These facilities were expected to collectively account for 18 percent of planned Skilled Nursing Facility revenues, but 34 percent of that unit's projected patient care liability costs in 2003.

    The latest group to be divested consists of the following:

    California: Ten skilled nursing facilities - eight of which had been leased - containing a total of 900 beds.
    Washington: Eight skilled nursing facilities - all formerly owned by Beverly - containing a total of 749 beds.
    Arizona: Three skilled nursing facilities - all formerly owned by Beverly - containing a total of 480 beds.

    With the closing of this transaction, Beverly no longer operates skilled nursing facilities in Washington or Arizona. The company has reduced its California presence from 60 skilled nursing facilities (6,362 beds) and 3 assisted living centers (185 units) at the start of 2003 to 26 nursing facilities (2,507 beds) and no assisted living centers at present.
    This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. This release may contain forward-looking statements, including statements related to performance in 2003 and beyond, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to differ materially from forecasted results. These risks and uncertainties include: national and local economic conditions, including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including the company's compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries; the effects of adopting new accounting standards; liabilities and other claims asserted against the company, including patient care liabilities, as well as the resolution of lawsuits brought about by the announcement or settlement of federal government investigations and increases in the reserves for patient care liabilities; the ability to predict future reserves related to patient care and workers' compensation liabilities; the ability to replace or refinance debt obligations; the ability to reduce overhead costs, obtain pricing concessions from suppliers, improve the effectiveness of our fundamental business processes and develop new sources of profitable revenues; the ability to execute our strategic growth initiatives and implement our strategy to divest certain of our nursing facilities in a timely manner at fair value; the ability to attract and retain qualified personnel; the availability and terms of capital to fund acquisitions, capital improvements and on-going operations; the competitive environment in which the company operates; the ability to maintain and increase census levels; and demographic changes. These and other risks and uncertainties that could affect future results are addressed in the company's filings with the Securities and Exchange Commission, including Forms 10-K, 10-K/A and 10-Q.
    Beverly Enterprises, Inc. and its operating subsidiaries comprise a leading provider of healthcare services to the elderly in the United States. They operate 378 skilled nursing facilities, as well as 21 assisted living centers, and 23 hospice and home care centers. Through AEGIS Therapies, they also offer rehabilitative services on a contract basis to nursing facilities operated by other care providers.


    CONTACT: Beverly Enterprises Inc., Fort Smith
             James M. Griffith, 479-201-5514
             www.beverlynet.com